Exhibit 10-s-1

DIRECTORS’ COMPENSATION SUMMARY

Our non-employee directors receive a retainer at the rate of $85,000 per year for service on our board of directors, payable as follows: $42,500 of the retainer is paid in cash (in quarterly installments of $10,625 at the beginning of each quarter) and $42,500 of the retainer is paid as restricted shares of our common stock valued at the closing price of our common stock on the New York Stock Exchange Composite Transactions reporting system on the date this annual retainer payment is made (usually on October 1). Under the Directors Stock Plan, which has been approved by our shareowners, each non-employee director is granted an option to purchase 10,000 shares of our common stock effective upon election as a director. In addition, each non-employee director is granted an option to purchase 5,000 shares of our common stock on an annual basis immediately after each annual meeting of our shareowners beginning with the shareowners’ meeting following the first anniversary of Board service. Each director will have the option each year to determine whether to defer all or any part of the cash portion of his or her retainer by electing to receive additional restricted shares of our common stock valued at the closing price of our common stock on the New York Stock Exchange Composite Transactions reporting system on the date the cash portion of the retainer payment would otherwise be paid.

An Audit Committee annual fee will be paid to the Audit Committee Chairman at a fixed annual rate of $10,000 and the other Audit Committee members (excluding the Chairman) at a fixed rate of $5,000 each to be paid in cash (quarterly in advance) pursuant to this Corporation’s Directors Stock Plan. Each Audit Committee member (including the Chairman) will have the option each year to determine whether to defer all or any part of his or her Audit Committee annual fee by electing to receive additional restricted shares of our common stock valued at the closing price of our common stock on the New York Stock Exchange Composite Transactions reporting system on the date the cash retainer payment would otherwise be paid.